Exhibit 99.1

P R E S S R E L E A S E
Contact: Investor Relations 804.289.9709	BRINK’S CORPORATE The Brink’s Company 1801 Bayberry Court Richmond, VA 23226-8100 USA
Brink’s Announces New $750M Share Repurchase Authorization

RICHMOND, Va., December 11, 2025 ─ The Brink’s Company (NYSE:BCO), a leading global provider of cash and valuables management, digital retail solutions “DRS”, and ATM managed services “AMS”, today announced the authorization of a new share repurchase program.

Mark Eubanks, Brink’s President and CEO said: “Supported by our track-record of consistent performance and our expectations for the coming years, our board has authorized a new share repurchase program representing more than 15% of our current market capitalization. The new upsized authorization aligns with our expected increase in free cash flow generation as we continue to execute our AMS/DRS growth strategy and diligently follow our capital allocation framework. We look forward to continuing the success of our broader shareholder return program that has retired over seven million shares and returned over $725 million in capital through dividends and share repurchases since 2022.”

The new $750 million authorization was approved by the Brink’s Board of Directors on December 10, 2025, and will expire on December 31, 2027. The new authorization is in addition to the previous $500 million program which expires December 31, 2025.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is a leading global provider of cash and valuables management, digital retail solutions, and ATM managed services. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our network of operations in 51 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "assume," "estimate," "expect," “target,” "project," "predict," "intend," "plan," "believe," "potential," "may," "should" and similar expressions are based on current expectations and assumptions and are subject to risks, uncertainties and contingencies, many of which are beyond our control and difficult to predict or quantify, and which could cause actual results to differ materially from those that are anticipated. The risks, uncertainties, contingencies and factors that could cause our results to differ materially from those described in this release can be found under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2024, as well as in subsequent filings with the Securities and Exchange Commission. The forward-looking information included in this release is representative only as of the date of this document and The Brink's Company undertakes no obligation to update, revise or clarify any information contained in this document or forward-looking statements that may be made from time to time on our behalf, whether as a result of new information, future events or otherwise, except as required by law.

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